Exhibit 15.2

KPMG	KPMG Auditores Independentes Av. Almirante Barroso, 52 — 4° 20031-000 — Rio de Janeiro, RJ — Brasil Caixa Postal 2888	Central Tel 55 (21) 2515-9400 Fax 55 (21) 3515-9000 Internet www.kpmg.com.br
20001-970 — Rio de Janeiro, RJ — Brasil
To
Petrobras International Finance Company (“PifCo”)
Rio de Janeiro, Brazil
January 18, 2011
With respect to the registration statement on Form F-3 (333-163665-01), we acknowledge our awareness of the incorporation by reference therein of our report dated November 23, 2010, related to our review of interim financial information of PifCo.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil